Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 4th Quarter 2013 and Year-End Results

Ocean City, New Jersey – January 28, 2014 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,486,000, or $0.23 per basic and $0.22 per diluted share, for the quarter ended December 31, 2013 as compared to $1,158,000, or $0.18 per basic and diluted share, for the same quarter last year. For the full year ended December 31, 2013, net income was $5,349,000, or $0.82 per basic share and $0.81 per diluted share, as compared to $5,001,000, or $0.75 per basic share and $0.74 per diluted share, for 2012.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of twelve full-service banking offices in eastern New Jersey.

"I am pleased to report another year of strong earnings," said Steven E. Brady, President and CEO. "The increase in earnings over the prior year is of particular note considering the impact of the continued low interest rate environment on the net interest margin. During the year we were able to use our high level of liquidity to fund growth in our loan and investment portfolios while also managing our cost of funds by reducing higher cost deposits and redeeming a portion of our trust preferred securities. Also, as of year-end, the Company has repurchased 63,000 shares or 30% of our planned repurchase of 210,000 shares.”

Balance Sheet Review

Total assets declined $25.4 million, or 2.4%, to $1,020.0 million at December 31, 2013 from $1,045.5 million at December 31, 2012. Loans receivable, net, increased $40.9 million, or 5.8%, to $744.8 million at December 31, 2013 from $703.9 million at December 31, 2012. Investments and mortgage-backed securities increased $11.9 million, or 10.2%, to $128.7 million at December 31, 2013 from $116.8 million at December 31, 2012. Cash and cash equivalents decreased $75.8 million, or 46.4%, to $87.6 million at December 31, 2013 from $163.4 million at December 31, 2012. The increase in total net loans resulted from loan originations and other advances totaling $186.7 million offset by payoffs and payments received of $145.9 million. The increase in investments and mortgage-backed securities resulted from purchases of investments offset by normal repayments, calls and payoffs. Cash and cash equivalents decreased as the Company used its excess liquidity to fund increases in loans and investments and decreases in deposits and borrowings.

Deposits decreased $21.1 million, or 2.6%, to $780.6 million at December 31, 2013 from $801.8 million at December 31, 2012. The Company continued its focus on core deposits, which increased $6.0 million, or 1.0%, to $590.2 million. Certificates of deposit decreased $27.1 million, or 12.5%, to $190.4 million at December 31, 2013 compared to December 31, 2012. Total borrowings decreased $5.2 million, or 4.1%, to $120.3 million at December 31, 2013 from $125.5 million at December 31, 2012. The decrease resulted from redemption of $5.0 million of trust preferred securities while FHLB advances remained unchanged at $110.0 million.

1

Asset Quality

The provision for loan losses totaled $177,000 for the fourth quarter of 2013 compared to $320,000 for the fourth quarter of 2012 and $186,000 for the third quarter of 2013. The decrease in the provision over the prior year quarter resulted from lower reserves required on lower loan delinquencies, lower net charge offs and improved valuation of collateral in 2013 compared to 2012. For the full year, the provision decreased to $757,000 for 2013 compared to $893,000 for 2013. The decrease resulted from lower general and specific reserves required in 2013 compared to 2012 due to lower levels of nonperforming and classified loans as well as improved credit quality of the overall portfolio. The allowance for loan losses totaled $4.2 million, or 0.56% of total loans, at December 31, 2013 compared to $4.0 million, or 0.57% of total loans, at December 31, 2012. The Company experienced $555,000 in net charge-off activity for 2013 compared to $658,000 for 2012.

Non-performing assets totaled $5.6 million, or 0.55% of total assets, at December 31, 2013, compared to $6.7 million, or 0.64% of total assets, at December 31, 2012. Non-performing assets consisted of nineteen residential mortgages totaling $3.6 million, one commercial mortgages totaling $463,000, eleven consumer equity loans totaling $674,000, two TDR non-accrual loans totaling $316,000 and five real estate owned properties totaling $498,000. Specific reserves recorded for these loans at December 31, 2013 were $417,000.

Income Statement Analysis

Net interest income increased $427,000, or 6.6%, to $6.9 million for the fourth quarter of 2013 compared to $6.4 million in the fourth quarter of 2012. Net interest margin decreased 5 basis points in the quarter ended December 31, 2013 to 3.16% from 3.21% for the quarter ended December 31, 2012. On a linked-quarter basis, net interest margin increased 8 basis points from 3.08% in the third quarter of 2013. The increase in net interest income in the fourth quarter of 2013 compared to the fourth quarter of 2012 resulted from an increase in average interest-earning assets of $67.8 million, a decrease in average interest-bearing liabilities of $14.1 million and a decrease average cost of interest-bearing liabilities of 14 basis points to 0.97% offset by a decrease in the average yield on interest-earning assets of 29 basis points to 4.07%.

For the full year, net interest income decreased $174,000, or 0.7%, to $26.5 million for 2013 compared to $26.6 million for 2012. Net interest margin decreased 25 basis points to 3.12% for 2013 from 3.37% for 2012. The decrease in net interest income for 2013 as compared to 2012 resulted from a decrease of 54 basis points in the average yield on interest-earning assets to 4.12% offset by a decrease in average interest-bearing liabilities of $2.8 million, a decrease in the average cost of interest-bearing liabilities of 20 basis points to 1.03% and an increase in the average interest-earning assets of $57.3 million.

Other income increased $5,000, or 0.4%, and $460,000, or 11.5%, for the fourth quarter of 2013 and full year, respectively, compared to the same periods in 2012. Other income was virtually unchanged in the fourth quarter of 2013 in comparison to the fourth quarter of 2012 while the increase in other income for the full year compared to 2012 resulted from increases in deposit and loan account fees, debit card commissions and cash surrender value of life insurance.

2

Other expenses increased $227,000, or 4.3%, to $5.5 million for the fourth quarter of 2013, compared to $5.3 million for the fourth quarter of 2012. For the full year, other expenses increased $409,000, or 1.9%, to $22.0 million for 2013 compared to $21.6 million for 2012. The increase in the fourth quarter of 2013 in comparison with the fourth quarter of 2012 resulted from increases in REO expenses of $197,000, occupancy and equipment of $21,000, FDIC insurance of $10,000 and other expenses of $20,000 offset by decreases in salaries and benefits of $7,000 and marketing expenses of $13,000. The increase other expenses for the full year resulted from increases in REO expenses of $218,000, salary and benefits of $106,000, occupancy and equipment of $73,000, FDIC insurance of $35,000 and other expenses of $53,000 offset by a decrease in marketing expenses of $77,000. The higher than normal increase in REO expense resulted from properties sold or reevaluated at lower prices than the original recorded investment and the costs associated with maintaining the properties.

Income tax expense increased $19,000, or 2.6%, to $765,000 for the fourth quarter of 2013, compared to $746,000 for the fourth quarter of 2012. Income tax expense decreased $335,000, or 10.5%, to $2.8 million for the year ended December 31, 2013 as compared to $3.2 million for the year ended December 31, 2012. The effective tax rate decreased to 34.0% from 39.2% for the fourth quarter of 2013 compared to the same quarter in 2012 and to 34.7% from 38.9% for the full year compared to the prior year. The decrease in the effective rate was primarily based upon a reduction in state income tax expense as a result of forming a subsidiary real estate investment trust in the second quarter of 2013.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (unaudited)

	December 31,	December 31,
	2013	2012	% Change
	(Dollars in thousands)

Total assets	$1,020,048	$1,045,488	(2.4)%
Cash and cash equivalents	87,619	163,422	(46.4)
Investment securities	128,701	116,774	10.2
Loans receivable, net	744,802	703,898	5.8
Deposits	780,648	801,765	(2.6)
FHLB advances	110,000	110,000	0.0
Subordinated debt	10,309	15,464	(33.3)
Stockholder’s equity	106,223	104,728	1.4

3

SELECTED OPERATING DATA (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
	(Dollars in thousands, except share and per share amounts)
Interest and dividend income	$8,860	$8,751	1.3%	$34,972	$36,851	(5.1)%
Interest expense	1,990	2,308	(13.8)	8,512	10,217	(16.7)
Net interest income	6,870	6,443	6.6	26,460	26,634	(0.7)

Provision for loan losses	177	320	(44.7)	757	893	(15.3)

Net interest income after provision for loan losses	6,693	6,123	9.3	25,703	25,741	(0.1)

Other income	1,108	1,104	0.4	4,463	4,003	11.5
Other expense	5,550	5,323	4.3	21,972	21,563	1.9

Income before taxes	2,251	1,904	18.2	8,194	8,181	0.2
Provision for income taxes	765	746	2.6	2,845	3,180	(10.5)

Net Income	$1,486	$1,158	28.3	$5,349	$5,001	7.0

Earnings per share basic	$0.23	$0.18		$0.82	$0.75
Earnings per share diluted	$0.22	$0.18		$0.81	$0.74

Average shares outstanding:
Basic	6,534,121	6,466,377		6,519,711	6,652,537
Diluted	6,626,765	6,545,484		6,605,869	6,715,404

	Three Months Ended December 31, 2013		Three Months Ended December 31, 2012
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$736,976	4.41%	$694,424	4.66%
Investment securities	133,411	2.20%	108,183	2.47%
Total interest-earning assets	870,387	4.07%	802,607	4.36%

Interest-bearing deposits	$698,004	0.40%	$706,957	0.47%
Total borrowings	120,309	4.29%	125,464	4.68%
Total interest-bearing liabilities	818,313	0.97%	832,421	1.11%

Interest rate spread		3.10%		3.25%
Net interest margin		3.16%		3.21%

4

	Year Ended December 31, 2013		Year Ended December 31, 2012
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$718,669	4.47%	$704,737	4.87%
Investment securities	129,174	2.23%	85,834	2.99%
Total interest-earning assets	847,843	4.12%	790,571	4.66%

Interest-bearing deposits	$704,140	0.43%	$705,152	0.60%
Total borrowings	123,713	4.41%	125,464	4.78%
Total interest-bearing liabilities	827,853	1.03%	830,616	1.23%

Interest rate spread		3.10%		3.43%
Net interest margin		3.12%		3.37%

ASSET QUALITY DATA (unaudited)

	Year Ended December 31, 2013	Year Ended December 31, 2012
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,997	$3,762
Provision for loan losses	757	893

Charge-offs	(568)	(691)
Recoveries	13	33
Net charge-offs	(555)	(658)
Allowance at end of period	$4,199	$3,997

Allowance for loan losses as a percent of total loans	0.56%	0.57%
Allowance for loan losses as a percent of nonperforming loans	59.2%	69.5%

	As of December 31, 2013	As of December 31, 2012
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$3,618	$3,934
Real estate mortgage - commercial	463	1,275
Commercial	-	200
Consumer	674	342
Total	4,755	5,751
Troubled debt restructurings - nonaccrual	316	-
Total nonaccrual loans	5,071	5,751
Real estate owned	498	906
Total nonperforming assets	$5,569	$6,657

Nonperforming loans as a percent of total loans	0.68%	0.82%
Nonperforming assets as a percent of total assets	0.55%	0.64%

5

SELECTED FINANCIAL RATIOS (unaudited)

	Year Ended
	December 31, 2013	December 31, 2012

Selected Performance Ratios:
Return on average assets	0.51%	0.48%
Return on average equity	5.02%	4.73%
Interest rate spread	3.10%	3.43%
Net interest margin	3.12%	3.37%
Efficiency ratio	71.05%	70.38%

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (unaudited)

	Q4 2013	Q3 2013	Q2 2013	Q1 2013	Q4 2012
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,870	$6,581	$6,530	$6,479	$6,443
Provision for loan losses	177	186	192	202	320
Net interest income after provision for loan losses	6,693	6,395	6,338	6,277	6,123
Other income	1,108	1,128	1,125	1,102	1,104
Other expense	5,550	5,503	5,449	5,470	5,323
Income before taxes	2,251	2,020	2,014	1,909	1,904
Provision for income taxes	765	696	655	729	746
Net income	$1,486	$1,324	$1,359	$1,180	$1,158

Share Data:
Earnings per share basic	$0.23	$0.20	$0.21	$0.18	$0.18
Earnings per share diluted	$0.22	$0.20	$0.21	$0.18	$0.18
Average shares outstanding basic	6,534,121	6,533,760	6,518,558	6,491,786	6,466,377
Average shares outstanding diluted	6,626,768	6,645,418	6,614,475	6,602,398	6,545,484
Total shares outstanding	6,903,352	6,964,952	6,970,746	6,970,346	6,936,733

Balance Sheet Data:
Total assets	$1,020,048	$1,043,497	$1,031,999	$1,053,872	$1,045,488
Investment securities	128,701	130,493	134,639	129,445	116,774
Loans receivable, net	744,802	727,618	718,925	709,337	703,898
Deposits	780,648	804,050	787,028	808,670	801,765
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	10,309	10,309	15,464	15,464	15,464
Stockholders’ equity	106,223	106,123	105,304	106,040	104,728

Asset Quality:
Non-performing assets	$5,569	$6,355	$5,576	$6,374	$6,657
Non-performing loans to total loans	0.68%	0.75%	0.65%	0.76%	0.82%
Non-performing assets to total assets	0.55%	0.61%	0.54%	0.60%	0.64%
Allowance for loan losses	$4,199	$4,211	$4,091	$4,142	$3,997
Allowance for loan losses to total loans	0.56%	0.58%	0.57%	0.58%	0.57%
Allowance for loan losses to non-performing loans	59.2%	77.3%	87.7%	76.7%	69.5%

6